Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made this 13th day of May 2025 (the “Effective Date”), by and between RE/MAX Holdings, Inc. (“RE/MAX”), a Delaware corporation and Stephen P. Joyce, an individual (“Consultant”).

I.Background

Due to his service as a director and as Chief Executive Officer of RE/MAX, as well as his long career in franchising, RE/MAX believes that Mr. Joyce will be a valuable advisor and mentor to RE/MAX management. Therefore, RE/MAX wishes to engage Mr. Joyce as a consultant and Mr. Joyce wishes to serve as a consultant.

In consideration of the promises and covenants contained herein, the parties agree as follows.

II.Consultant Responsibilities

Consultant shall provide the professional services, (the “Services”) specified in Exhibit A attached hereto and incorporated herein by reference.

Consultant acknowledges that RE/MAX has engaged Consultant due to his unique skills, expertise, and experience. Therefore, Consultant agrees he shall perform all Services personally and shall not assign, delegate, or subcontract any portion of the Services.

III.Term

The term of this Agreement shall be three years from the Effective Date (subject to earlier termination as provided in Section IX). The term may be extended by mutual agreement of the parties.

IV.Intent of the Parties

It is the express intent of the parties that the Consultant is an independent contractor and not an agent, employee or servant of RE/MAX, and that:

A.Consultant does not have the authority to act for RE/MAX, or to bind RE/MAX in any respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of RE/MAX.
B.Consultant has and hereby retains full control of, and supervision over, the details, manner and means by which the Consultant accomplishes the results of the Services performed hereunder. RE/MAX will not oversee the actual work or instruct the Consultant as to how the work will be performed. RE/MAX will not provide any training for the Consultant.
C.Consultant shall satisfy all taxes and other governmental imposed responsibilities including, but not limited to, payment of social security taxes, workers’ compensation, self-employment taxes, and other payroll taxes. CONSULTANT IS NOT ENTITLED TO

UNEMPLOYMENT INSURANCE BENEFITS.
D.NEITHER FEDERAL, NOR STATE, NOR LOCAL INCOME TAX OR PAYROLL TAX OF ANY KIND SHALL BE WITHHELD OR PAID BY RE/MAX ON BEHALF OF CONSULTANT.
E.No Workers’ Compensation insurance shall be obtained by RE/MAX concerning Consultant. Consultant shall comply with the workers’ compensation law concerning Consultant and the employees of Consultant.
F.Consultant understands and agrees that, as an independent contractor, he is not eligible for and will not participate in or receive any employer pension, health, or other similar benefits from RE/MAX.
G.The parties acknowledge and agree that, during the term of this Agreement, Consultant shall be deemed to be providing Continuous Service to RE/MAX, as such term is defined in the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan.
V.Compensation/Invoice Requirement

A.For the satisfactory performance of the Services hereunder, RE/MAX shall pay Consultant the amount specified in Exhibit A. Contractor will submit an invoice to RE/MAX following the end of each calendar quarter.

B.The parties expect that all Services shall be performed remotely, via phone and/or video conference. RE/MAX will not reimburse Consultant for any expenses unless the parties agree to such reimbursement in advance. In the event RE/MAX agrees to reimburse Consultant for any expenses, Consultant agrees to provide documentation of such expenses.

VI.Ownership of Prepared Material or Property

All material or other property, tangible or intangible, arising out of or resulting from this Agreement or the performance of this Services, whether developed by Consultant’s employees or otherwise (the “Materials”), and all proprietary rights, including copyrights, in the Materials, shall be the property of RE/MAX.

VII.Notice

Any notice or other communication under this Agreement given by a party to the other party will be deemed properly given when sent to the intended recipient by registered or certified mail, receipted commercial courier or delivery service at its address specified below. Further, email shall be considered valid notice if receipt of the email is acknowledged (including by read receipt).  Any party may from time to time change such address or individual by giving the other party notice of such change in accordance with this Section.

A.Notices to RE/MAX shall be addressed to:

RE/MAX Holdings, Inc.

Attn: Corporate Secretary

5075 South Syracuse Street

Denver, CO 80237

B.Notices to Consultant shall be addressed to:

Steve Joyce

[redacted]

VIII.Confidentiality

Consultant recognizes that, due to the nature of his relationship with RE/MAX, he has and may continue to have access to, and has assisted and may continue to assist in developing, Confidential Information (as defined below) of RE/MAX and of RE/MAX Affiliated Companies. Consultant acknowledges that such information is and will continue to be of great importance to the business of RE/MAX and that disclosure of such information to others or its use by others could cause substantial loss to RE/MAX or RE/MAX Affiliated Companies.

Consultant agrees not to disclose any Confidential Information to any third party except as may be approved by RE/MAX or permitted under this Agreement and not to use Confidential Information or any part thereof for any purpose other than performing the Services. Consultant further agrees to protect Confidential Information from unauthorized disclosure or use using a similar degree of care as Consultant uses with respect to his own confidential information, but in no event less than a reasonable degree of care.

Notwithstanding anything to the contrary, Consultant may disclose Confidential Information to the extent required in any governmental, judicial, or administrative investigation or proceeding, provided that (unless legally prohibited) Consultant shall give prior written notice to RE/MAX to permit RE/MAX (at its expense) to pursue any available remedies to prevent or limit disclosure. Further, Consultant may disclose Confidential Information to Consultants advisors and attorneys to the extent such persons have a reasonable need to know such information and they are subject to confidentiality obligations no less strict that those set forth in this Agreement.

“Confidential Information” means any and all information that is disclosed by or on behalf of RE/MAX or any RE/MAX Affiliated Entity that is designated as confidential or proprietary or that a reasonable person would understand to be confidential based on the nature of the information or the circumstances of its disclosure, in any form or medium, and whether disclosed before or after the execution of this Agreement. “Confidential Information” includes, without limitation, financial information or projections, marketing strategies, business methods, policies, trade secrets, or information about existing or potential business relationships and transactions.

Notwithstanding the foregoing, any information that (a) is or becomes publicly known through no fault of Consultant; (b) was rightfully received by Consultant from a source not under obligation of confidentiality to RE/MAX; (c) was known to Consultant prior to disclosure by RE/MAX; or (d) is independently developed by the Consultant without use of any Confidential Information or other breach of this Agreement shall not be considered “Confidential Information.”

“RE/MAX Affiliated Company” means any entity that controls, is controlled by, or under common control with RE/MAX.

The obligations of this Section VIII shall survive expiration or termination of this Agreement.

IX.Termination
A.At any time during the term of this Agreement, RE/MAX may, without penalty, terminate this Agreement if Consultant breaches this Agreement or fails to perform his responsibilities under this Agreement and does not cure such breach or failure within ten (10) business days of notice of such breach or failure from RE/MAX. Further, this Agreement shall automatically terminate in the event of Consultant’s death or Disability (as defined in the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan).
B.Consultant may terminate this Agreement at any time by providing RE/MAX no less than five (5) business days’ notice.
X.Non-Competition; Non-Solicitation.
A.RE/MAX has provided and may continue to provide Consultant access to trade secrets, as defined in C.R.S. § 7-74-101, et seq., for use during the term of this Agreement, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, based on Employee’s unique and special capacity as a senior executive, with trade secrets, and in consideration of the Company providing Employee with access to such trade secrets and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section X. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to protect the Company Group’s trade secrets and legitimate business interests.
B.During the term of this Agreement, Consultant agrees that, unless approved in writing by the Chair of the Board, the Lead Independent Director, or the Chief Executive Officer of RE/MAX, he will not serve as a director, employee, consultant, or otherwise provide services to any company (other than RE/MAX and its corporate affiliates) that engages in any of the following businesses: (A) franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, mortgage lending, or mortgage brokerages; or (B) website or mobile applications designed for the display of real estate listing data, or lead generation or business development for franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, or mortgage brokerages.

XI.Governing Law and Disputes

The Agreement will be governed by and construed according to the internal laws of the State of Delaware, without regard to its conflicts of laws principles.

Company and Consultant agree that all claims, disputes, controversies, or disagreements of any kind whatsoever arising out of or relating to this Agreement shall be resolved exclusively by binding arbitration in Denver, Colorado (unless otherwise provided by law), and conducted in accordance with the American Arbitration Association’s Employment Arbitration Rules in effect at the time the arbitration is filed and the substantive law of the Federal Arbitration Act and the State of Colorado.

Company and Consultant further agree that any arbitration shall be conducted and resolved on an individual basis only and not on a class-wide, multiple plaintiffs, consolidated, or similar basis. As such, the arbitrator will have no authority to consider a class action or collective action by one or more employees or otherwise preside over any form of a representative or class proceeding. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The award of the arbitrator may be enforced in any court of competent jurisdiction.

BY SIGNING THIS AGREEMENT, COMPANY AND EMPLOYER ARE EACH GIVING UP SUCH PARTY’S RIGHT TO A JURY TRIAL AND SUCH PARTY’S RIGHT TO PARTICIPATE IN A CLASS ACTION OR COLLECTIVE ACTION BECAUSE ALL CLAIMS WILL BE RESOLVED EXCLUSIVELY THROUGH ARBITRATION. CONSULTANT AND COMPANY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN EACH PARTY’S INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

Any claim governed by this arbitration clause must be brought within the applicable statute of limitations of the events giving rise to the claim by serving on the other party within such time a written request for arbitration stating the grounds for the claim and the relief requested.

XII.General Terms and Conditions
A.This Agreement, including Exhibit A, constitutes the entire agreement between RE/MAX and Consultant with respect to the subject matter of this Agreement and these provisions shall supersede or replace any conflicting or additional provisions which may be contained in any other writing, document or the like. This Agreement may not be modified or amended except in writing signed by both parties. If any part of this Agreement shall be held unenforceable, the rest of this Agreement will nevertheless remain in full force and effect.
B.The failure of either party in any one or more instances to insist upon strict performance of any of the terms and provisions of this Agreement shall not be construed as a waiver of the right to assert any such terms and provisions on any future occasion or of damages caused thereby.
C.This Agreement is governed by the laws of the state of Colorado, without regard to its conflicts of laws principles. The exclusive venue for any dispute under this Agreement or related to this Agreement shall the state or federal courts located in Denver, Colorado. Both parties submit to the personal jurisdiction of such courts and irrevocably waive any claims that such courts constitute an inconvenient forum.
D.Both parties to this Agreement agree to comply with all applicable laws and regulations in their performance under this Agreement.
E.This Agreement may be executed in a number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the Effective Date.

RE/MAX Holdings, Inc.		Stephen P. Joyce
By:	/s/ Susie Winders	/s/ Stephen P. Joyce
Name:	Susie Winders
Title:	Executive Vice President, General Counsel, and Chief Compliance Officer

EXHIBIT A

To the Consulting Agreement

Between RE/MAX Holdings, Inc. and Stephen P. Joyce

Mr. Joyce shall join one to two calls per quarter, for a total of approximately two hours, at times to be mutually agreed to by the parties. The first such call shall occur in the third quarter of 2025. During such calls, Mr. Joyce shall meet with members of RE/MAX management to discuss business strategy and provide mentorship. The precise topics of such calls may be determined by RE/MAX management upon reasonable advance notice to Mr. Joyce. RE/MAX management and Mr. Joyce will work to schedule calls at mutually convenient times.

Mr. Joyce shall be compensated $2,500 per quarter.